Exhibit 99.1

ASX Announcement

ASX Grants Conditional Approval to Delist

Eden Prairie, MN and Sydney, Australia: 5 February 2013 — Sunshine Heart, Inc. (NASDAQ: SSH; ASX: SHC) (Sunshine Heart) today announced that it has received conditional approval from the ASX to delist from the official list of the ASX under Listing Rule 17.11.  The delisting from the ASX will be effective from the close of trading on Monday, 6 May 2013.

Sunshine Heart is currently listed on two stock exchanges — ASX and the NASDAQ Capital Market (NASDAQ).  After careful consideration, the Sunshine Heart board believes it is in the best interests of the Company and all of its shareholders that Sunshine Heart seek removal from the official list of the ASX for the following reasons:

•                  low liquidity in trading in CHESS Depositary Interests (CDIs) on ASX compared to common shares on NASDAQ (an average of only 4.2% of all trades in the Company’s securities were executed through ASX in the fourth quarter ended 31 December 2012); and

•                  the CDIs held on the Australian register represent only 18.9% of Sunshine Heart’s total issued capital (or only 17.4% if you exclude the directors’ holdings and shareholders with holdings of greater than 5%) at 18 January 2013.

Following the delisting, the common shares of Sunshine Heart will continue to be listed on NASDAQ.

Delisting Process

Holders of Sunshine Heart CDIs or any unlisted options will shortly be sent an information package which contains details of the delisting process.  A copy of the information package is also available at www.asx.com.au under Sunshine Heart’s name and on the Company’s website at www.sunshineheart.com.

About the C-Pulse® Heart Assist System

About the C-Pulse® Heart Assist System The C-Pulse Heart Assist System, or C-Pulse System, an investigational device in the United States, Canada and countries that do not recognize the CE Mark approval, utilizes the scientific principles of intra-aortic balloon counter-pulsation applied in an extra-aortic approach to assist the left ventricle by reducing the workload required to pump blood throughout the body, while increasing blood flow to the coronary arteries. Operating outside the patient’s bloodstream, the extra-aortic approach of the C-Pulse technology offers greater flexibility, allowing patients to safely disconnect to have intervals of freedom to perform certain activities such as showering. The C-Pulse System may help maintain the patient’s current condition and, in some cases, reverse the heart failure process, thereby potentially preventing the need for later stage heart failure therapies, such as left ventricular assist devices (LVADs), artificial hearts or transplants. Caution: Investigational device, limited by Federal (or United States) Law to Investigational use.

About Sunshine® Heart

Sunshine Heart, Inc. (NASDAQ: SSH / ASX: SHC) is an early-stage global medical device company committed to the commercialization of the C-Pulse System, an implantable, non-blood contacting, heart assist therapy for the treatment of moderate to severe heart failure.  The C-Pulse System can be implanted using a minimally invasive procedure and is designed to relieve the symptoms of heart failure through the use of counter-pulsation technology, which enables an increase in cardiac output, an increase in coronary blood flow and a reduction in the heart’s pumping load.  Sunshine Heart has completed an approved U.S. Food and Drug Administration (FDA) feasibility clinical trial of the C-Pulse System and presented the results in November 2011.  In March, 2012, the FDA notified the Company that it could move forward with an investigational device exemption (IDE) application.  Sunshine Heart received unconditional approval from the FDA in November 2012 to initiate its pivotal trial.  In July 2012 Sunshine Heart received CE Mark approval for its C-Pulse System in Europe.  Sunshine Heart is a Delaware corporation headquartered in Minneapolis with a subsidiary presence in Australia.  The Company has been listed on the Australian Securities Exchange (ASX) since September 2004 and on the NASDAQ Capital Market since February 2012.  For more information, please visit www.sunshineheart.com.

Forward-Looking Statements

Certain statements in this release are forward-looking statements that are based on management’s beliefs, assumptions and expectations and information currently available to management.  All statements that address future operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements, including without limitation, our expectations with respect to future clinical trial activities and results including patient enrollment in trials. These forward-looking statements are subject to numerous risks and uncertainties, including without limitation, the possibility that our clinical trials do not meet their enrollment goals, meet their end-points or otherwise fail, that regulatory authorities do not accept our application or approve the marketing of the C-Pulse System, the possibility we may be unable to raise the funds necessary for the development and commercialization of our products, that we may not be able to commercialize our products successfully in the EU and the other risk factors described under the caption “Risk Factors” and elsewhere in our filings with the U.S. Securities and Exchange Commission and ASX.  You should not place undue reliance on forward-looking statements because they speak only as of the date when made and may turn out to be inaccurate. We do not assume any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. We may not actually achieve the plans, projections or expectations disclosed in forward-looking statements, and actual results, developments or events could differ materially from those disclosed in the forward-looking statements.

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For further information, please contact:

Jeff Mathiesen Chief Financial Officer +1 952 345 4200